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                                                                   EXHIBIT 99.1

[GOLDEN TELECOM LOGO APPEARS HERE]


FOR IMMEDIATE RELEASE

       GOLDEN TELECOM ANNOUNCES CLOSING OF COMINCOM/COMBELLGA TRANSACTION

MOSCOW, RUSSIA (DECEMBER 1, 2003) - Golden Telecom, Inc. (NASDAQ: "GLDN") announced today that it closed the transaction to acquire 100% of OAO Comincom, and its wholly-owned subsidiary, OAO Combellga, from Nye Telenor East Invest AS (Telenor). As part of the transaction, Golden Telecom issued 7,007,794 shares to Telenor, which represents 19.5% of the outstanding shares of Golden Telecom, Inc.

A special meeting of Golden Telecom, Inc.'s stockholders held on November 28, 2003 approved the issuance of the shares to Telenor. At that meeting, shareholders representing approximately 90% of the company's outstanding shares participated, and of these, 99.98% voted in favor of the transaction.

Further information on the share issue, together with financial information about the two companies, and Golden Telecom, Inc.'s post-acquisition shareholder structure can be found in the proxy statement filed by Golden Telecom, Inc. with the United States Securities and Exchange Commission on October 31, 2003. On December 5, 2003, Golden Telecom, Inc. and Telenor will hold a joint press conference in Moscow to discuss the details of the transaction.

ABOUT GOLDEN TELECOM (WWW.GOLDENTELECOM.COM)
Golden Telecom, Inc., (NASDAQ: "GLDN") is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States
(CIS). The Company offers voice, data and Internet services to corporations, operators and consumers using its metropolitan overlay networks in Moscow, Kiev, St. Petersburg, Krasnoyarsk and Nizhny Novgorod and via intercity fiber optic and satellite-based networks - including 150 combined access points in Russia and other countries of the CIS. The Company offers mobile services in Kiev and Odessa.

FOR MORE INFORMATION, CONTACT:

PUBLIC RELATIONS:
Anna Chin Go Pin
e-mail: achin@gldn.net
tel.: +7-501-797-9300;
fax:  +7-501-797-9332

INVESTOR RELATIONS:
Tom Adshead
e-mail: tadshead@gldn.net
tel.: +7-501-797-9300;
fax:  +7-501-797-9331
www.goldentelecom.com